 Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of Professional Holding Corp. on Form S-4 of our report dated March 18, 2019, except Note 7, as to which the date is December 12, 2019, on the consolidated financial statements of Marquis Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Miami, Florida

February 10, 2020